EXHIBIT 4.6

                           LETTER AMENDMENT NO. 2
                TO NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

                              October 28, 1998

The Prudential Insurance Company
  of America
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, Texas 75201

Ladies and Gentlemen:

We refer to the Note Purchase and Private Shelf Agreement dated as of July 10, 1996, as amended by Amendment No. 1 dated as of September 20, 1996 (as amended, the "Agreement"), among the undersigned, TBC Corporation (the "Company"), and you. Unless otherwise defined herein, the terms defined in the Agreement shall be used herein as therein defined.

The Company requests that you agree to modify certain provisions of the Agreement. In connection with the Company's request for modification, the Company represents and warrants that, as of the date hereof, no Default or Event of Default exists under the Agreement. You have indicated your willingness to modify the Agreement. Accordingly, it is hereby agreed by you and the Company as follows:

     (a) Paragraph 6A(2). Paragraph 6A(2) of the Agreement is amended in full to read as follows:

          6A(2). Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio (measured at the end of each fiscal quarter for the then-most recently ended four fiscal quarters) to be less than 2.0 to 1.0 at any time.

     (b) Paragraph 6B(1)(ix). Paragraph 6B(1)(ix) of the Agreement is amended by adding the phrase "arise under or in connection with Synthetic Leases or that" after the word "that" in the second line thereof.

     (c) Paragraph 6B(2)(iii). Paragraph 6B(2)(iii) of the Agreement is amended in full to read as follows:

          (iii) other Funded Debt of the Company (other than Debt to any Subsidiary) and Subsidiaries, provided that

               (A)  the aggregate principal amount of all Funded Debt of






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               the Company (including the Notes) and Subsidiaries on a
               consolidated basis shall not exceed 55% of Consolidated Capitalization at any time;

                    (B) the aggregate principal amount of all Adjusted Funded Debt of the Company (including the Notes) and Subsidiaries on a consolidated basis shall not exceed 45% of Adjusted Consolidated Capitalization at any time;

                    (C)  [Intentionally Omitted];

                    (D) the aggregate principal amount of all Total Priority Debt shall not exceed 15% of Consolidated Tangible Assets at any time; and

                    (E)  [Intentionally Omitted];

               provided that, with respect to each calculation under this clause (iii), in the event that the Company guarantees any Funded Debt of a Subsidiary or any Subsidiary guarantees any Funded Debt of the Company or another Subsidiary, the Indebtedness in respect of all such Guarantees (other than Permitted Subsidiary Guarantees and the Permitted Company Guarantee) shall be included as separate and additional items of Indebtedness to that of both (a) the underlying Debt of the primary obligor guaranteed thereby and (b) any other Guarantee thereof by the Company or another Subsidiary, as the case may be.

          (d) Paragraph 6B(2). Paragraph 6B(2) of the Agreement is amended by adding "; and" in place of the "." at the end of subparagraph (iv) thereof and by adding to the end thereof a new subsection (v), to read as follows:

               "(v)  Guarantees arising in connection with Synthetic Leases."

          (e) Paragraph 6B(3)(vi). Paragraph 6B(3)(vi) of the Agreement is amended by deleting the figure "$3,000,000" therein and substituting for such figure the figure "$8,000,000."

          (f) Paragraph 6B(3). Paragraph 6B(3) of the Agreement is amended by adding "; and" in place of the "." at the end of subparagraph (viii) thereof and by adding to the end thereof a new subsection (ix), to read as follows:












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               (ix)  Investments in one or more joint ventures organized for the specific purpose of developing retail stores; provided that (a) such joint ventures(s) constitute an extension of current tire operations, and (b) if such joint venture does not involve a Big O retail store, either (i) a minimum of 50% of the equity interest in the joint venture is owned by the Company, or (ii) provided no other Person, together with such Person's affiliates, owns a larger equity interest than the Company, a minimum of 30% of the equity interest in the joint venture is owned by the Company.

          (g) Paragraph 6B(6)(iii). Paragraph 6B(6)(iii) of the Agreement is amended in full to read as follows:

               (iii) the Company may (a) sell as an entirety 100% of the stock or substantially all of the assets of Battery Associates, Inc., or (b) sell all or any portion of the stock or assets of Northern States Tire, Inc., to any Person for a purchase price approved in each case by the Board of Directors of the Company; provided, however, that Board of Director approval shall not be required for sales of Northern States Tire, Inc. stock or assets made in the ordinary course of business,

          (h) Paragraph 10B. Paragraph 10B of the Agreement is amended by adding the following definitions in alphabetical order:

          "Fixed Charge Coverage Ratio" shall mean, as of the last day of any fiscal quarter of the Company, the ratio of (a) EBITDA plus rental payments for the period of four fiscal quarters ending on the last day of such fiscal quarter to (b) Fixed Charges.

          "Fixed Charges" shall mean, for the Company and its Subsidiaries on a consolidated basis, for the period of four fiscal quarters ending on the last day of such fiscal quarter, the sum of (i) Interest Expense for such period, (ii) all scheduled payments of the principal amount of any Indebtedness (including imputed principal payments with respect to any Capitalized Lease Obligation), including, without limitation, scheduled prepayments of the Notes pursuant to paragraphs 4A(1), 4A(2) and 4A(3) for such period, and (iii) rental payments.

          "Synthetic Lease(s)" shall mean any lease entered into by the Company pursuant to the lease program with Suntrust Capital Markets, Inc., and any future lease that evidences a transaction that satisfies the requirements of the Statement of Financial Accounting Standards No. 13 (SFAS 13)



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     promulgated by the Financial Accounting Standards Board and the Emerging
     Issues Task Force of the Financial Accounting Standards Board (1990) (EITF 90-15) that is classified as a lease for financial accounting purposes and as a loan for tax purposes; provided that the combined total amount of the loan obligations incurred in connection with such leases shall not exceed $15 million.

          (i) Paragraph 10B. The definition of "Guarantee" in Paragraph 10B of the Agreement is amended by adding the following sentence immediately after the first sentence of such definition:

               "The term "Guarantee" shall include any recourse deficiency amount or guaranteed residual portion under any Synthetic Lease."

          (j) Paragraph 10B. Subclause (vii) of the definition of "Indebtedness" in Paragraph 10B of the Agreement is amended to read as follows:

               "(vii) all its Guarantees with respect to liabilities of a type described in any of clauses (i) through (iv) and all Guarantees arising under Synthetic Leases;"

          (k) Paragraph 10B. The definition of "Total Priority Debt" in Paragraph 10B of the Agreement is amended by adding the following sentence thereto:

               "Notwithstanding the foregoing, `Total Priority Debt' shall not include Contingent Obligations of the Company arising in connection with Synthetic Leases."

          On and after the effective date of this letter amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Agreement, and each reference in the Notes to "the Agreement", "thereunder", "thereof", or words of like import referring to the Agreement, shall mean the Agreement as amended by this letter amendment. The Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this letter amendment shall not operate as a waiver of any right, power or remedy under the Agreement nor constitute a waiver of any provision of the Agreement.








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          This letter amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter amendment.

          If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least a counterpart of this letter amendment to TBC Corporation, 4770 Hickory Hill Road, Memphis, Tennessee 38141, Attention of Deron G. Wisdom. This letter amendment shall become effective as of the date first above written when and if counterparts of this letter amendment shall have been executed by us and you and the consents attached hereto shall have been executed by each Guarantor. This letter amendment is subject to the provisions of paragraph 11C of the Agreement.

                                   Very truly yours,

                                   TBC CORPORATION



                                   By:   /s/ Ronald E. McCollough

                                        Title:    Executive Vice President
                                                  & Chief Financial Officer
Agreed as of the date first above written:

THE PRUDENTIAL INSURANCE COMPANY
  OF AMERICA


By: /s/ Robert Derrick
     Vice President













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                                   CONSENT

          The undersigned, as Guarantor under the Continuing Guaranty dated September 20, 1996 (the "Guaranty") in favor of the Purchasers party to the Agreement referred to in the foregoing letter amendment, hereby consents to said letter amendment and hereby confirms and agrees that the Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects except that, upon the effectiveness of, and on and after the date of, said letter amendment, all references in the Guaranty to the Agreement, "thereunder", "thereof", or words of like import referring to the Agreement shall mean the Agreement as amended by said letter amendment.

                                   TBC INTERNATIONAL, INC.

                                   By:    /s/ Louis S. DiPasqua
                                        Title:  President & CEO

























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                                   CONSENT

   The undersigned, as Guarantor under the Continuing Guaranty dated September 20, 1996 (the "Guaranty") in favor of the Purchasers party to the Agreement referred to in the foregoing letter amendment, hereby consents to said letter amendment and hereby confirms and agrees that the Guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects except that, upon the effectiveness of, and on and after the date of, said letter amendment, all references in the Guaranty to the Agreement, "thereunder", "thereof", or words of like import referring to the
 Agreement shall mean the Agreement as amended by said letter amendment.


                                   BIG O TIRES, INC.


                                   By:    /s/ Louis S. DiPasqua
                                         Title: President & CEO



























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